Exhibit 99.1
CONTACT INFORMATION
Investor Relations, Hillenbrand, Inc.
Contact: Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
Hillenbrand Board Appoints Neil Novich as New Director
BATESVILLE, Indiana, February 24, 2010 /PRNewswire-FirstCall/ — The board of directors of Hillenbrand, Inc. (NYSE:HI), has elected Neil S. Novich to a newly created board seat, effective immediately.
“We’re very excited to have Neil join us as a director,” said Ray J. Hillenbrand, chairman of the Hillenbrand board of directors. “Neil isn’t a stranger to the Hillenbrand board, serving as a special advisor since 2008. We already benefit from his experience and counsel regarding acquisitions and organic growth strategies, and we’re looking forward to Neil’s continued role in helping us build value for our shareholders.”
Novich is the former chairman, president and chief executive officer of Ryerson, Inc., a global metals distributor and fabricator. He joined Ryerson is 1994 as chief operating officer, was named president and CEO in 1995, then added chairman to his title in 1999. He remained chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, Novich spent 13 years as a partner with Bain & Company, an international management consulting firm.
Active in the business community, Novich serves on the boards of Analog Devices, Inc., of Norwood, Massachusetts, and W.W. Grainger, Inc., of Lake Forest, Illinois, where he chairs the Compensation Committee. He is also a trustee of both the Field Museum of National History and of Children’s Home & Aid in Chicago and is a member of the Visiting Committee to the Physical Sciences Division of the University of Chicago.
“I’ve developed a great deal of respect for Hillenbrand’s board over the past two years and couldn’t be more pleased to become a director,” said Novich. “The company is poised for growth opportunities both within the death care industry and in new industries by virtue of its impending acquisition of K-Tron International. I’m looking forward to being a part of these important and exciting efforts.”
Novich has a bachelor’s degree in physics from Harvard University and master’s degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.
ABOUT HILLENBRAND, INC.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products. HI-INC-C